Press Release #201704	FOR IMMEDIATE RELEASE	February 2, 2017

Company Update

Vancouver, BC—Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce that it will be attending the 2017 Mine Water Symposium, to be held February 13-14, 2017 in Reno, Nevada.

The Symposium includes eight sessions, including Social license, Permitting, Geochemistry, and a separate session on Lithium which will cover initial stages of exploration and resource estimation and development. With a special focus on Nevada Lithium brine projects covering water rights, and permitting. During this time the CEO will be meeting with the property vendor of our three Nevada properties to review next steps.

“Enertopia will be presenting at the XXII Triple Gold Conference in New York on February 22, 2017. Enertopia will also be attending at this year’s PDAC Conference from March 5-8, meeting with prospective property vendors and mine suppliers. We believe now is the time to reach out to the micro-cap investing community with our lithium business model.” Stated President and CEO Robert McAllister

About Enertopia

Enertopia is exploring a portfolio of three prospective lithium projects in Nevada and reviewing other mineral projects, while concurrently working with water purification technology partner GWT using patent pending technology that is believed able to recover Lithium from brine solutions.

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its technology, mining projects, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release